EQUITY INCENTIVE AGREEMENT

AGREEMENT (this “Agreement”), entered into as of this 22nd day of June, 2009, by and between COMVEST CAPITAL, LLC, a Delaware limited liability company having its principal offices at One North Clematis, Suite 300, West Palm Beach, Florida 33401 (“ComVest”), and BIOWAVE INNOVATIONS, LLC, a Connecticut limited liability company having its principal offices at 274 Ridgefield Road, Wilton, Connecticut 06897 (“BioWave”);

W I T N E S S E T H:

WHEREAS, on or about the date hereof, (a) BioWave is purchasing from AFP Imaging Corporation, a New York corporation (the “Company”), shares of Series A Convertible Preferred Stock of the Company, the terms of which will provide BioWave with ownership and managerial control of the Company, and (b) ComVest is increasing, amending and restructuring its existing credit facilities with the Company, and in connection therewith the Company is issuing to ComVest a warrant to purchase up to 19,282,200 shares of common stock of the Company (the “Warrant”); and

WHEREAS, ComVest wishes to incentivize BioWave to cause the Company to effect one or more Liquidity Events (as such term is hereinafter defined) and utilize the proceeds thereof to permanently reduce the Company’s loan obligations to ComVest, and BioWave is desirous of increasing its ownership interest in the Company; and

WHEREAS, ComVest and BioWave have determined that it is in their mutual best interests to grant each other certain rights as more particularly set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.

In addition to the other capitalized terms defined elsewhere herein, the following terms shall have the following meanings wherever used in this Agreement:

“Advances” has the meaning ascribed thereto in the Loan Agreement.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with the first Person.

“Exercise Price” has the meaning ascribed thereto in the Warrant.

“Liquidity Event” has the meaning ascribed thereto in the Loan Agreement.

“Loan Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement of even date herewith by and between ComVest and the Company, as same may be amended, modified, supplemented and/or restated from time to time.

“Maximum Revolver Amount” has the meaning ascribed thereto in the Loan Agreement.

“Person” means any individual, corporation, partnership, limited liability company, unincorporated association, business trust, governmental entity or agency, or other entity of any kind.

“Preferred Stock” shall mean the the shares of currently authorized Series A Convertible Preferred Stock of the Company which are outstanding from time to time.

“Target Amount” means $6,000,000.

“Term” means the period from the date hereof until the earlier of (a) the date (if any) on which BioWave and its Affiliates collectively cease to own a majority of the outstanding Preferred Stock or otherwise cease to control the ownership or management of the Company, or (b) June 30, 2011; provided, that to the extent that proceeds of a Liquidity Event are promptly applied as provided in Section 2 below, such proceeds shall be deemed to have been so applied during the Term notwithstanding that the subject Liquidity Event caused the expiration of the Term under the foregoing clause (a).

“Term Note” has the meaning ascribed thereto in the Loan Agreement.

“Warrant” has the meaning ascribed thereto in the First “WHEREAS” paragraph above.

“Warrant Shares” has the meaning ascribed thereto in the Warrant.

2.           Transfer(s) of Warrant/Warrant Shares.

(a)           In the event that, at any time and from time to time during the Term, the Company or any of its subsidiaries shall repay the principal of the Term Loan and/or the Advances out of the net proceeds of any Liquidity Event, then, upon presentation to ComVest of a reasonably detailed calculation of the net proceeds of the subject Liquidity Event, ComVest shall assign to BioWave a portion of the Warrant, such portion (on a percentage basis) to be equal to (i) 50%, multiplied by (ii) the amount of net proceeds applied to repay the Term Loan and/or Advances divided by the Target Amount; provided, however, that in no event shall ComVest be obligated to assign, in the aggregate, more than 50% of the total Warrant in respect of all Liquidity Events taken in the aggregate.  The foregoing notwithstanding, to the extent that any net proceeds are applied to the repayment of the outstanding Advances, then such repayment shall only entitle BioWave to an assignment under this Section 2 to the extent that the Company, by written agreement simultaneously executed and delivered to ComVest, effects an equal and corresponding  permanent reduction in the Maximum Revolver Amount.

(b)           In the event that, at the time of any required assignment hereunder, ComVest shall have exercised the Warrant to such an extent that it no longer holds a sufficient portion of the Warrant to satisfy such assignment obligations hereunder, then ComVest may satisfy that portion of its assignment obligations for which it does not hold the Warrant by assigning to BioWave a number of Warrant Shares equivalent to such Warrant deficiency; and, in connection therewith, as a condition to such assignment of Warrant Shares, BioWave shall pay to ComVest an amount equal to the Exercise Price paid by ComVest under the Warrant for the subject Warrant Shares.

(c)           Any and all Warrants and/or Warrant Shares assigned hereunder shall be assigned free and clear of all liens, security interests, pledges, encumbrances and other adverse interests.

3.           Covenants.

ComVest shall, throughout the Term, retain ownership of a sufficient portion of the Warrant and/or a sufficient number of Warrant Shares as needed in order to satisfy its obligations (or, if applicable, its maximum remaining obligations) under Section 2 above.  In the event that ComVest wishes to sell, assign (other than a pledge to secure loans or indebtedness), transfer or otherwise dispose of a portion of the Warrant and/or Warrant Shares such as would cause its remaining holdings not to satisfy the requirements of the preceding sentence, ComVest shall first obtain the prior written consent of BioWave with respect to such sale, assignment, transfer or disposition, which consent may be expressly conditioned upon the written agreement of the purchaser, assignee or transferee to be bound by and to comply with this Agreement with respect to a sufficient portion of the Warrant and/or Warrant Shares so as to enable BioWave (assuming compliance by ComVest with its remaining obligations hereunder) to receive the intended benefits of this Agreement.

4.           Board Designee.

In order to induce ComVest to enter into this Agreement, BioWave shall notify ComVest in writing reasonably in advance of any and all meetings of the shareholders of the Company for the election of directors, and of any action proposed to be taken by written consent of shareholders of the Company with respect to the election of directors; and at any such meeting or in any such written consent, BioWave shall vote all of its shares of capital stock in the Company in favor of one (1) designee of ComVest (who shall be reasonably satisfactory to BioWave) to serve on the Board of Directors of the Company.  This Section 4 shall be of no further force or effect from and after such time (if any) as ComVest and/or its Affiliates collectively own less than 35% of the Warrant and/or the Warrant Shares underlying the Warrant.

5.           Assignment.

(a)           ComVest shall not assign any of its obligations under this Agreement except with the prior written consent of BioWave, provided that such consent shall not be required in connection with (i) any pledge of this Agreement as collateral for loans or indebtedness, and/or (ii) the sale or assignment of all or substantially all of ComVest’s interests (loans and equity securities) in the Company if the purchaser or assignee agrees in writing to be bound by and to comply with this Agreement.  Transfers, assignments or dispositions of the Warrant and/or Warrant Shares may, under the circumstances described in Section 3 above, also require the prior written consent of BioWave.

(b)           BioWave may not assign any of its rights under this Agreement without the prior written consent of ComVest.  In the event that, at any time and from time to time, BioWave sells, assigns, transfers or otherwise disposes of any of its capital stock in the Company, BioWave shall cause the purchaser, assignee or transferee to agree to be bound by the provisions of Section 4 above as respects the voting of the subject shares of capital stock in the Company.

6.           Tag-Along Rights.

In the event that, at any time or from time hereafter, BioWave shall make or wish to accept any offer for the purchase and sale of any capital stock of the Company owned or held by BioWave, BioWave shall give written notice of such proposed transaction not less than twenty (20) days prior to the proposed commitment date or closing date (as the case may be) thereof, which notice shall set forth the name, address, telephone number and principal line of business of the proposed transferee(s), the material terms and conditions of the proposed transaction, and a copy of any and all relevant writings between the proposed transferee(s) and BioWave.  ComVest shall have the right, exercisable upon written notice to BioWave given not less than five (5) days prior to the proposed date for the commitment or consummation of the transaction (as set forth in BioWave’s notice described in this Section 6), to elect to participate in such transaction and sell to the proprosed transferee(s) a portion of the Warrant and/or Warrant Shares (as such term is defined in the Warrant) equal, on a percentage basis, to the percentage of BioWave’s capital stock in the Company (counting preferred shares on an “as converted” basis) included in the proposed transaction, provided that ComVest shall not be required to make any representations or warranties or provide any indemnification to the transferee(s) other than with respect to ComVest’s unencumbered ownership of the subject Warrant and/or Warrant Shares; and otherwise, the terms and conditions of ComVest’s sale of Warrant and/or Warrant Shares shall be equivalent, on a per common share basis, to the terms and conditions under which BioWave sells its capital stock.  In the event of any material modification of the terms and conditions of any proposed transaction described in this Section 6, BioWave shall give written notice thereof to ComVest, and ComVest shall have ten (10) days after receipt of such notice to determine whether to participate in or withdraw from the modified transaction.  Anything elsewhere contained in this Section 6 to the contrary notwithstanding, this Section 6 shall not be applicable to any transfer of capital stock to any Affiliate of BioWave, provided that, as a condition to such transfer, such Affiliate shall agree in writing with ComVest to be bound by and to comply with this Section 6 in the same manner and to the same extent as BioWave.

7.           Notices.

Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or three (3) days after being mailed, addressed to the party being notified at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

8.           General.

(a)           Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.  Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance.  No failure or delay on the part of either party in respect of any enforcement of obligations hereunder shall in any manner affect such party’s right to seek or effect enforcement at any other time or in respect of any other required performance.

(b)           The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(c)           This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed by and construed in accordance with the laws of the State of New York.

(d)           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

(f)           In the event of any dispute under or arising out of this Agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with prosecuting or defending the subject dispute.

(g)           This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

(h)           This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(i)           If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

COMVEST CAPITAL, LLC

By:
Name: Gary E. Jaggard
Title: Managing Director

BIOWAVE INNOVATIONS, LLC

By:
Name: R. Scott Jones
Title: Managing Director